PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com

August 4, 2015

To Whom It May Concern:

We consent to the incorporation by reference in the registration statement on Form S-1 of CubeScape, Inc. of our report dated on July 8, 2015, on the audit of the financial statements of CubeScape, Inc. as of December 31, 2014, and the related statements of operations, stockholders’ equity and cash flows from December 15, 2014 (inception) through December 31, 2014 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

_______________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board